UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Mallinckrodt public limited company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice to Shareholders

On February 23, 2017, Virgil D. Thompson, a member of the Board of Directors (the “Board”) of Mallinckrodt plc (the “Company”), notified the Company that he will not stand for re-election to the Board at the Company’s 2017 Annual General Meeting of Shareholders (the “Annual Meeting”). Mr. Thompson stated that he decided to not stand for re-election for health reasons and not due to any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Because Mr. Thompson will not be a nominee for election as a director at the Annual Meeting, there are now only nine nominees for election as directors. Each of the other nominees is named in our Notice of 2017 Annual General Meeting of Shareholders and Proxy Statement (the “Proxy Statement”). Shareholders may continue to use the same proxy card that was made available with the Proxy Statement. Any votes cast for Mr. Thompson will not be counted. It is not necessary for you to re-submit the proxy card if you have already done so.